Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
We are aware of the incorporation by reference in this Registration Statement on Form S-8 of Harris Stratex Networks, Inc. pertaining to the 2007 Stock Equity Plan, as amended and restated, and the 2010 Employee Stock Purchase Plan, of our report dated November 10, 2009 relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Form 10-Q for the quarter ended October 2, 2009.
/s/ Ernst & Young LLP
Raleigh, North Carolina
December 7, 2009